Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-281155

American National Group Inc.

$700,000,000 6.000% Senior Notes due 2035

Pricing Term Sheet

June 24, 2025

The information in this pricing term sheet relates to the offering of the securities specified herein and should be read together with the preliminary prospectus supplement, dated June 24, 2025 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying prospectus, dated August 30, 2024 (Registration Statement File No. 333-281155). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information contained therein. This pricing term sheet is otherwise qualified in its entirety by reference to the Preliminary Prospectus Supplement. Capitalized terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

Issuer:	American National Group Inc. (the “Issuer”)
Expected Ratings (S&P / Fitch)*:	BBB (Stable) / BBB (Stable)
Security Description:	6.000% Senior Notes due 2035 (the “Notes”)
Legal Format:	SEC-registered
Principal Amount:	$700,000,000
Gross Proceeds:	$697,935,000
Trade Date:	June 24, 2025
Settlement Date**:	June 27, 2025 (T+3)
Maturity Date:	July 15, 2035
Interest Payment Dates:	Semi-annually on January 15 and July 15 of each year, beginning on January 15, 2026
Record Dates:	January 1 and July 1
Coupon:	6.000%
Price to the Public:	99.705% of principal amount, plus accrued interest from June 27, 2025 if settlement occurs after that date
Yield to Maturity:	6.039%
Benchmark Treasury:	UST 4.250% due May 15, 2035
Spread to Benchmark Treasury:	UST + 175 bps
Benchmark Treasury Price / Yield:	99-22 / 4.289%

Make-Whole Call:	Prior to April 15, 2035 (3 months prior to maturity), at greater of par and make-whole at UST + 30 bps
Par Call:	At any time on or after April 15, 2035 (3 months prior to maturity)
CUSIP:	025676AQ0
ISIN:	US025676AQ00
Denominations/Multiple:	$2,000 x $1,000
Joint Book-Running Managers:	Wells Fargo Securities, LLC BNP Paribas Securities Corp. RBC Capital Markets, LLC Brookfield Securities LLC U.S. Bancorp Investments, Inc.
Co-Managers:

Barclays Capital Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

PNC Capital Markets LLC

TD Securities (USA) LLC

*A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating may be subject to revision or withdrawal at any time by the assigning rating organization.

**Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement, and any other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the documents may be obtained by contacting the underwriters of the offering by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, or RBC Capital Markets, LLC toll-free at 1-866-375-6829.

This pricing term sheet does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Any legend, disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such legend, disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another system.